EXHIBIT INDEX

(k)      Consent and Opinion of Counsel.

(l) Actuarial Consent and Opinion of Mark Gorham, F.S.A., M.A.A.A., Vice President, Insurance Product Development.

(n)(1)   Consent of Independent Registered Public Accounting Firm for VUL III.

(n)(2) Consent of Independent Registered Public Accounting Firm for VUL IV/VUL IV-ES.

(r)(3) Power of Attorney to sign amendments to this Registration Statement dated Dec. 5, 2005.